Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the Registration Statements on Form S-8 (Nos. 333-128654, 333-101848 and 333-101789) of Seagate Technology of our report dated February 21, 2006 relating to the consolidated financial statements, consolidated financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Maxtor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in this Registration Statement on Form S-3.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 31, 2006